EXHIBIT 10.2

SEAVIEW CORPORATE CENTER

OFFICE LEASE

SEAVIEW PFG, LLC,

a Delaware limited liability company,

as Landlord,

and

THE ACTIVE NETWORK, INC.,

a Delaware corporation

as Tenant.

Seaview Corporate Center [The Active Network, Inc.]

SEAVIEW CORPORATE CENTER

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic lease Information (the “Summary”) is hereby incorporated by reference into and made a part of the attached Office Lease. Each reference in the Office lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office lease, the terms of the Office lease shall prevail. Any initially capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office lease.

	TERMS OF LEASE (References are to the Office Lease)	DESCRIPTION

1.	Dated as of:	November 11, 2006 (the “Effective Date”)

2.	Landlord:	SEAVIEW PFG, LLC, a Delaware limited liability company

3.	Address of landlord (Section 25.15):	c/o Principal RealEstate Investors CRE Equities – Western States Region 801 Grand Avenue Des Moines, IA 50392-1370 Attn: Mr. Troy Koerselman

Address of Property Manager:

c/o Shidler West Investment Partners, L.P.

10188 Telesis Court, Suite 222

San Diego, CA 92121

Attn: Mr. Matt Root

and

Teel, Palmer & Roeper, LLP

11455 El Camino Real, Suite 300

San Diego, CA 92130

Attn: Dean E. Roeper, Esq.

4.	Tenant	THE ACTIVE NETWORK, INC., a Delaware corporation

5.	Address of Tenant (Section 25.15):	10182 Telesis Ct San Diego, CA 92121 Attn: Norman Dowling, EVP/CFO

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6.	Premises (Article 1):

	6.1	Premises:	Approximately 61,587 rentable square feet of space (58,630 useable square feet), 19,082 rentable square feet of which is located on the first (1st) (the “1st Floor Space”), and 42,505 rentable square feet of which is located on the second (2nd) and third (3rd) floors (individually, the “2nd Floor Space” and “3rd Floor Space”, respectively, and collectively, the “2nd and 3rd Floor Space”) (collectively, the “Premises”) of the Building (as defined below), as set forth in Exhibit A attached hereto.

	6.2	Building:	The Premises are located in the “Building” whose address is 10182 Telesis Court, San Diego, California 92121.

7.	Term (Article 2):

	7.1	Lease Term:	The period commencing on the Lease Commencement Date and ending on the Lease Expiration Date.

	7.2	Option Term(s):	One (1) Option for sixty (60) months

	7.3	Lease Commencement Date:	May 1, 2007 for the 2nd and 3rd Floor Space and the later to occur of (i) May 1, 2007 or (ii) the date which Landlord delivers possession of the space to Tenant for the 1st Floor Space.

	7.4	Lease Expiration Date:	October 31, 2011.

	7.5	Lease Amendment:	Landlord and Tenant shall confirm the Lease Commencement Date with respect to the 1st Floor Space in an Amendment to the Lease (Exhibit C) to be executed pursuant to Article 2 of the Office Lease.

8.	Base Rent (Article 3):

Lease Months	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rental Rate per Rentable Square Foot

1st Floor Space
1-12”	$595,358.40	$49,613.20	$2.60
13-24	$618,256.80	$51,521.40	$2.70
25-36	$643,445.04	$53,620.42	$2.81
37-48	$668,633.28	$55,719.44	$2.92
49-54	$696,111.36	$58,009.28	$3.04

*	Subject to Rental Abatement (Section 3.2).

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2nd and 3rd Floor Space
1-12	$1,326,156.00	$110,513.00	$2.60
13-24	$1,377,162.00	$114,763.50	$2.70
25-36	$1,433,268.60	$119,439.05	$2.81
37-48	$1,489,375.20	$124,114.60	$2.92
49-54	$1,550,582.40	$129,215.20	$3.04

9.	Additional Rent (Article 4):

	9.1	Base Year (for determining Direct Expenses):		Calendar year 2007

	9.2	Tenant’s Share of Direct Expenses (and Electricity Costs):

		(a)	1st Floor Space:	15.54% (19,082 rentable square feet within the Premises/122,798 rentable square feet within the Building) (See Section 4.2.7 of Office lease).

		(b)	2nd and 3rd Floor Space:	34.61% (42,505 rentable square feet within the Premises/122,798 rentable square feet within the Building) (See Section 4.2.7 of Office Lease).

	9.3	Building’s Share of Direct Expenses (and Electricity Costs):

		(a)	1st Floor Space:	34.45% (122,798 rentable square feet within the Building/356,428 rentable square feet within the Building Complex) (See Section 4.2.7 of Office Lease).

		(b)	2nd and 3rd Floor Space:	34.45% (122,798 rentable square feet within the Building/356,428 rentable square feet within the Building Complex) (See Section 4.2.7 of Office Lease).

10.	Security Deposit (Article 20):			$187,224.48.

11.	Guarantor(s) (Article 20):			N/A

12.	Number of Parking Passes (Article 24):			Four and three-tenths (4.3) unreserved parking passes for each 1,000 rentable square feet of the Premises.

13.	Brokers (Section 25.20):			David Marino of Irving Hughes Group on behalf of Tenant

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14.	Tenant Improvement Allowance (Exhibit D):	One-time allowance up to $386,220 ($5.00 per useable square feet on the 2nd and 3rd Floor Space and $10.00 per useable square feet on the 1st Floor Space to be utilized as provided in the attached Exhibit D.

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The foregoing terms of this Summary are hereby agreed to by Landlord and Tenant.

“Landlord”	SEAVIEW PFG, LLC, a Delaware limited liability company

	By:	Principal Real Estate Investors, LLC, a Delaware limited liability company, its authorized signatory

		By:	/s/ Troy A. Koerselman
Investment Director Asset Management

		By:	/s/ Douglas A. Kintzle
Regional Director-Asset Management

“Tenant”	THE ACTIVE NETWORK, INC., a Delaware corporation

	By:	/s/ Norman Dowling
		Name:	Norman Dowling
Its: EVP/CFO

By:
Name:
Its:

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SEAVIEW CORPORATE CENTER

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EXHIBITS:

A	FLOOR PLAN OF PREMISES
A-1	SITE PLAN FOR MONUMENT SIGNAGE
B	RULES AND REGULATIONS
C	AMENDMENT TO LEASE
D	TENANT WORK LETTER
E	ESTOPPEL CERTIFICATE
F	LIST OF TENANT’S COMPETITORS

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SEAVIEW CORPORATE CENTER

INDEX OF DEFINED TERMS

1st Floor Space	Summary
2nd and 3rd Floor Space	Summary
2nd Floor Space	Summary
3rd Floor Space	Summary
Alterations	13
Alternate TI Use	Exhibit D
Amendment	Exhibit C
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Audit Period	9
Base Rent	3
Base Year	4
Base, Shell, and Core	Exhibit D
Brokers	32
Building	Summary
Building Complex	1
Building Complex Parking Area	1
Building Hours	11
Building Top Sign	27
Claims	15
Code	Exhibit D
Construction Drawings	Exhibit D
Contract	Exhibit D
Contractor	Exhibit D
Cost Pools	5
Default	24
Direct Expenses	4
Effective Date	Summary
Electricity Costs	7
Embargoed Person	35
Engineers	Exhibit D
Estimate	9
Estimate Statement	8
Estimated Electricity Costs	9
Estimated Excess	9
Examination Period	9
Excess	8
Excluded Changes	28
Expense Year	4
Eyebrow Sign	27
Final Costs	Exhibit D
Final Space Plan	Exhibit D
Final Working Drawings	Exhibit D
Force Majeure	31
Hazardous Materials	11
Holidays	11
HVAC	11
Insurance Start Date	15
Interest Notice	2
Interest Rate	5
IT	Exhibit D

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Landlord	1
Landlord Parties	15
Lease	1
Lease Commencement Date	2
Lease Expiration Date	2
Lease Term	2
Lease Year	2
List	35
Monument Sign	27
Notices	31
number of days	Exhibit D
OFAC	35
Operating Expenses	4
Option Notice	2
Option Rent	2
Option Rent Notice	2
Option Term	2
Original Tenant	2
Other Buildings	1
Other Improvements	33
Outside Agreement Date	3
Over-Allowance Amount	Exhibit D
Parexel	27
personal goods or services vendors	Exhibit B
Premises	1
Proposition 13	6
Qualified Firm	9
Real Property	1
Reconciliation Audit	9
Remedial Work	11
Renovations	34
rent	25
Rules and Regulations	1
Security Deposit	26
Statement	8
Subject Space	19
Subleasing Costs	20
Summary	Summary
Tax Expenses	6
Tenant	1
Tenant Affiliates	11
Tenant Improvement Allowance	Exhibit D
Tenant Improvement Allowance Items	Exhibit D
Tenant Improvements	Exhibit D
Tenant Work Letter	Exhibit D
Tenant’s Panel	27
Tenant’s Utilities	7
Tenant’s Share	8
Transfer Notice	19
Transfer Premium	20
Transferee	19
Transfers	19
Utilities Costs	7

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SEAVIEW CORPORATE CENTER

OFFICE LEASE

This Office Lease, which includes the preceding Summary attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between SEAVIEW PFG, LLC, a Delaware limited liability company (“Landlord”) and THE ACTIVE NETWORK, INC., a Delaware corporation (“Tenant”).

ARTICLE 1

BUILDING COMPLEX, BUILDING AND PREMISES

1.1 Building Complex, Building and Premises. Upon and subject to the terms set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.1 of the Summary (the “Premises”), which Premises are located in the Building defined in Section 6.2 of the Summary. The outline of the Premises is set forth in Exhibit A attached hereto. The Building, which is in a multiple-building office building complex commonly known as Seaview Corporate Center, is located at 10182 Telesis Court, San Diego, California 92121. The complex also includes the buildings located at 10180, 10184, 10188 and 10190 Telesis Court, San Diego, California and such other buildings as may be constructed in the complex, if and when such buildings are constructed in such complex (collectively, the “Other Buildings”). The Building, the Other Buildings, the parking facilities (which currently consist of a surface parking area and a parking structure and may subsequently consist of either and/or both surface parking area(s) and/or parking structure(s), as reasonably determined by Landlord) located within such complex (the “Building Complex Parking Area”), any outside plaza areas, land and other improvements surrounding the Building, the Other Buildings and such other future buildings (if any), and the land upon which all of the foregoing are situated, are herein sometimes collectively referred to herein as the “Building Complex” or “Real Property.” Tenant acknowledges that Landlord has made no representation or warranty that other office buildings will be constructed in the Complex, and Landlord may at its sole discretion, elect to construct or not construct any such additional office buildings or phases within the Complex. Tenant further acknowledges that Landlord has made no representation or warranty regarding the condition of the Real Property except as specifically set forth in this Lease or the Tenant Work Letter. Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property (including the existing pool, workout facilities and tennis facility; provided, however, that the manner in which such public and common areas are maintained and operated shall be at the reasonable discretion of Landlord such that neither Tenant’s use nor access of the common areas and the Premises shall be permanently and materially restricted and the use thereof shall be subject to the rules, regulations and restrictions attached hereto as Exhibit B (the “Rules and Regulations”), as the same may be reasonably modified by Landlord from time to time for the safety, care and cleanliness of the Premises, Building and the Building Complex or for the preservation of good order as long as (a) the Rules and Regulations do not require Tenant to pay additional Rent; (b) no amendment or addition to the Rules and Regulations is binding on Tenant until Tenant receives written notice of the change, and no amendment or addition applies retroactively; and (c) the Rules and Regulations do not take precedence over the specific terms and conditions of this Lease. Landlord reserves the right to make alterations or additions to or to change the location of elements of the Building Complex and the common areas thereof so long as no such event permanently and materially, adversely affects Tenant’s use or access to the common areas or the Premises.

1.2 Condition of Premises. Except as expressly set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit D, Landlord shall not be obligated to provide or pay for any improvements, work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “AS IS” condition on the Lease Commencement Date. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises or the Building Complex, except as specifically set forth in this Lease and the Tenant

Seaview Corporate Center [The Active Network, Inc.]

Work Letter. Notwithstanding the foregoing, on the Lease Commencement Date, the first (1st) floor of the Premises shall be in good condition and the mechanical, electrical and other Building systems of the first (1st) floor of the Premises shall be in good condition and working order and the first (1st) floor recently shall have been professionally cleaned.

1.3 Rentable Square Feet. The parties hereby stipulate that the Premises contain the rentable square feet set forth in Section 6.1 of the Summary, and such square footage amount is not subject to adjustment or remeasurement by Landlord or Tenant. Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon rentable square feet of the Premises.

ARTICLE 2

LEASE TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.3 of the Summary, and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.4 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant an amendment to this Lease confirming the Lease Commencement Date and Lease Expiration Date, in the form as set forth in Exhibit C, attached hereto, which Tenant shall execute and return to Landlord, or provide written comments thereon, within five (5) days of receipt thereof.

2.2 Option Term. Landlord hereby grants to the Tenant originally named in the Lease (“Original Tenant”) the number of options to extend the Lease Term for the period of years set forth in the Summary of Basic Lease Information (the “Option Term”), which option shall be exercisable only by written notice (“Option Notice”) delivered by Tenant to Landlord as provided in Section 2.2.2 below, provided that, as of the date of delivery of such notice and, at Landlord’s option, as of the last day of the initial Lease Term, Tenant is not in default under this Lease after expiration of applicable cure periods and Tenant has not assigned or sublet more than thirty-five percent (35%) of the Premises (other than to a Tenant Affiliate Transferee). The right contained in this Section 2.2 shall be personal to the Original Tenant or a Tenant Affiliate Transferee and may only be exercised by the Original Tenant or a Tenant Affiliate Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease).

2.2.1 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the then prevailing fair market rent for the Premises as of the commencement date of the Option Term. The then prevailing fair market rent shall be the rental rate, including all escalations, at which new, non-renewal tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in comparable buildings in the Sorrento Mesa area, taking into consideration all relevant factors including the following concessions: tenant improvements or allowances provided or to be provided for such comparable space.

2.2.2 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord on or before the date which is twelve (12) months prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than nine (9) months prior to the expiration of the initial Lease Term, setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the earlier of (A) the date occurring six (6) months prior to the expiration of the initial Lease Term, and (B) the date occurring

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thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering the Option Notice to Landlord and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent determined by Landlord. Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant’s failure to exercise its option to extend. If Tenant timely and properly exercises its option to extend, the Lease Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Rent shall be as indicated in the Option Rent Notice unless Tenant, concurrently with its exercise, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure as set forth in Section 2.2.3 below.

2.2.3 Determination of Option Rent. In the event Tenant exercises its option to extend but objects to Landlord’s determination of the Option Rent concurrently with its exercise of the option to extend, Landlord and Tenant shall attempt to agree in good faith upon the Option Rent. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s delivery of the Option Notice (the “Outside Agreement Date”), then Landlord and Tenant shall each make a separate determination of the Option Rent and notify the other party of this determination within five (5) business days after the Outside Agreement Date. If Landlord or Tenant fails to make a determination of the Option Rent within such five (5) day period, that failure shall be conclusively considered to be that party’s approval of the Option Rent submitted within such five (5) day period by the other party. If both the Landlord and the Tenant make a timely determination of the Option Rent, those determinations shall be submitted to arbitration. The determination of the arbitrators shall be limited to the sole issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual fair market value of the Premises as determined by the arbitrator. Within fifteen (15) days after both Landlord and Tenant make a make a timely determination of the Option Rent, Landlord and Tenant shall each appoint one arbitrator and notify the other party. If each party timely appoints an arbitrator, the two (2) arbitrators shall, within ten (10) business days after the appointment of the second arbitrator, agree on and appoint a third arbitrator and provide notice to Landlord and Tenant. Within thirty (30) days after the appointment of the third arbitrator, the three (3) arbitrators shall decide on whether the parties will use Landlord or Tenant’s submitted Option Rent and shall notify Landlord and Tenant of their decision. The decision of the majority of the three (3) arbitrators shall be binding on Landlord and Tenant. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after both Landlord and Tenant make a timely determination of the Option Rent, the arbitrator timely appointed by one of them shall reach a decision and notify Landlord and Tenant of that decision within thirty (30) days after such arbitrator’s appointment. Such arbitrator’s decision shall be binding on Landlord and Tenant. Each arbitrator must be a licensed commercial real estate broker who has been active in the leasing appraisal of commercial office buildings in the San Diego area over the five (5) year period prior to the date set forth in Section 1 of the Summary. To the extent not inconsistent with the foregoing, the arbitration shall be conducted in accordance with the real estate industry arbitration rules of the American Arbitration Association.

ARTICLE 3

BASE RENT

3.1 Base Rent. Tenant shall pay, without notice or demand, to Landlord at the management office of the Building Complex, or, at Landlord’s option, such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except pursuant to Section 3.2 below. The Base Rent for the first full calendar month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of a calendar month other than the first day of such calendar month or if any Rent payment is for a period which is shorter than one calendar month (such as during the last month of the Lease Term), the Rent for any fractional calendar month shall be the proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the

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calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abatement of Rent. Notwithstanding anything to the contrary set forth herein, and provided that Tenant shall faithfully perform all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay the Base Rent for the first (1st) through and including the sixth (6th) months of the Lease Term for the 1st Floor Space. During such abatement period, Tenant shall continue to be responsible for the payment of all Additional Rent which Tenant is required to pay under this Lease. In the event of a default by Tenant under the terms of this Lease which results in early termination of this Lease, then as a part of the recovery set forth in this Lease, Landlord shall be entitled to the recovery of the Base Rent which was abated under the provisions of this Section and such Base Rent shall not be deemed to have been forgiven or abated, but shall become immediately due and payable as unpaid rent which had been earned at the time of termination.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent:

(i) Tenant’s Share of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.7 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1 of this Lease; and

(ii) Tenant’s Share of the annual Electricity Costs, as that term is defined in Section 4.2.8 of this Lease.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the year set forth in Section 9.1 of the Summary.

4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires; provided, that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of the Direct Expenses and Tenant’s Share of the Utilities Costs shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay or incur during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, including, without limitation, any amounts paid or incurred for: (i) all Utilities Costs; (ii) the cost of janitorial service, alarm and security service, window cleaning, and trash removal, the cost of operating, maintaining, repairing, replacing, renovating, managing and complying with conservation measures in connection with the utility systems, mechanical systems, sanitary and storm drainage systems, and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith; (iii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection

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with the implementation and operation of a transportation system management program or similar program; (iv) the cost of insurance carried by Landlord in connection with the Real Property, in such amounts as Landlord may reasonably determine, or as may be required by any mortgagees, or the lessor of any underlying or ground lease affecting the Real Property; (v) the cost of landscaping, relamping, supplies, tools, equipment (including equipment rental agreements) and materials, and all fees, charges and other costs, including management fees (or amounts in lieu thereof), consulting fees, legal fees and accounting fees, incurred in connection with the management, operation, administration, maintenance and repair of the Real Property; (vi) the cost of parking area repair, restoration and maintenance, including, but not limited to, resurfacing, repainting, restriping, and cleaning; (vii) fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors and consultants; (viii) payments under any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (ix) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Real Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (x) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Real Property; (xi) amortization over the useful life of the item (including interest on the unamortized cost at a rate equal to the floating commercial loan rate announced from time to time by Bank of America, a national banking association, or its successor, as its prime rate, plus 2% per annum (the “Interest Rate”)) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Real Property; (xii) the cost (including rent) of Landlord’s property management office for the Real Property and all utilities, supplies and materials used in connection therewith; and (xiii) the cost of any capital alterations, capital additions, or capital improvements made to the Real Property or any portion thereof (A) which relate to the operation, repair, maintenance and replacement of all systems, equipment or facilities which serve the Real Property in the whole or in part (including replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs, walkways and parking areas, and repairs to roofs and reroofing of improvements), (B) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property, or any portion thereof, or (C) that are required under any governmental law or regulation that is then being enforced by a federal, state or local governmental agency and that is not in effect on the Lease Commencement Date; provided, however, that each such permitted capital expenditure shall be amortized (including interest on the unamortized cost at the Interest Rate in effect at the time such expenditure is placed in service) over its useful life as Landlord shall reasonably determine. If Landlord is not furnishing any particular work or service (the cost of which, if performed or provided by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building (and any additional buildings constructed in the Building Complex) are not one hundred percent (100%) occupied during all or a portion of any Expense Year (including the Base Year), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such Expense Year (including the Base Year) as reasonably determined by Landlord employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had such building(s) been one hundred percent (100%) occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such Expense Year. Notwithstanding anything to the contrary set forth in this Article 4, when calculating Direct Expenses for the Base Year, Operating Expenses shall exclude market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes, utility rate increases due to extraordinary circumstances, including, without limitation, conservation surcharges, boycotts, embargoes or other shortages, and costs relating to capital improvements or expenditures.

Landlord shall have the right, from time to time, to reasonably and equitably allocate and prorate some or all of the Direct Expenses and/or Electricity Costs (as such term is hereinafter defined) among different tenants and/or different buildings of the Building Complex and/or on a building-by-

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building basis (the “Cost Pools”). Such Cost Pools may include, without limitation, the office space tenants and retail space tenants of the buildings in the Building Complex and may be modified to take into account the addition of any additional office buildings within the Building Complex.

Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include: (A) except as otherwise set forth above in this Section 4.2.4, depreciation, interest on debt and amortization on mortgages; (B) ground lease payments; (C) costs of Tenant Improvements, leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Real Property; (D) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (E) costs of any items to the extent Landlord receives reimbursement from insurance proceeds (such proceeds to be excluded from Operating Expenses in the year in which received, except that any deductible amount under any insurance policy shall be included within Operating Expenses) or from a third party; (F) tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments or file returns when due; (G) costs arising from Landlord’s charitable or political contributions; (H) cost of capital improvements except to the extent provided in clause (xiii) above; (I) cost of providing any service directly to and paid directly by the Tenant; (J) advertising and promotional expenditures incurred for the purposes of leasing tenant space in the Building; (K) any bad debt loss, rent loss, or reserves for bad debt or rent loss; (L) any cost incurred in placing the Building in compliance with laws in effect as of the Lease Commencement Date, to the extent the Building is not presently in compliance therewith; (M) costs of handling, remediating, or abating asbestos and other Hazardous Materials that is located at the Building Complex on the Lease Commencement Date; (N) management fees to the extent greater than the product of (1) the gross revenues from the Building during the applicable Lease Year multiplied times (2) a fraction, the numerator of which is the amount of management fees paid by Landlord for the Base Year, and the denominator of which is the gross revenues from the Building for the Base Year (calculated on a percentage of gross rents basis); (O) costs, fees and compensation to Landlord, or to Landlord’s subsidiaries or affiliates, for services in or to the Building to the extent that they exceed the charges for comparable services generally rendered by an unaffiliated third party of comparable skill, competence, stature and reputation; or (P) any rental, imputed rental, or associated costs for any management office space that exceeds the size of the management office space used in connection with the Building Complex as of the Lease Commencement Date.

4.2.5 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes or charges, business or license taxes or fees, annual or periodic license or use fees, open space charges, housing fund assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building Complex), which Landlord shall pay or incur during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein.

4.2.5.1 Tax Expenses shall include, without limitation:

(i) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, conservation, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the

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contribution of the Building Complex towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(ii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such Rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iii) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises;

(iv) any possessory taxes charged or levied in lieu of real estate taxes; and

(v) any expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.5.2 In no event shall Tax Expenses for any Expense Year be less than the component of Tax Expenses comprising a portion of the Base Year.

4.2.5.3 Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses: (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building Complex); (ii) any items paid by Tenant under Section 4.4 of this Lease; and (iii) tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments or file returns when due.

4.2.6 “Utilities Costs”, which are included within Operating Expenses and Direct Costs, shall mean the cost of all utilities supplied for the Building Complex (including, without limitation, water, sewer, electricity, telephone and HVAC), other than those utilities which are (i) paid directly by Tenant and other tenants of the Building Complex such as those for excess consumption and after-hours HVAC pursuant to Section 6.2 of this Lease or similar provisions in other tenants’ leases and (ii) electricity and telephone services supplied directly to any tenant, including Tenant’s Utilities, as defined below; provided, however, Utilities Costs shall not include Electricity Costs. “Electricity Costs” shall mean the costs for all common area electricity supplied for the Building Complex which Landlord shall pay or incur during any Expense Year. Notwithstanding anything herein to the contrary, and in addition to Tenant’s obligations to pay items of Additional Rent as described in this Lease, throughout Tenant’s occupancy of the Premises, whether prior to, during or after the Lease Term, Tenant shall pay directly for all electricity and telephone services supplied to the Premises, together with any taxes thereon (“Tenant’s Utilities”). If any of Tenant’s Utilities are not separately metered or billed to the Premises, Tenant shall pay to Landlord, as Additional Rent, a reasonable proportion to be determined by Landlord of all such charges jointly metered or billed with other premises in the Building, in the manner and within the time periods set forth above for Additional Rent The responsibility for providing and the cost of any such Tenant’s Utilities delivered to or consumed on the Premises (except for standard air conditioning and heating) shall be controlled by the terms and conditions of this Article 4. Tenant agrees to provide all, and Landlord shall not provide any, of such utilities to the Premises.

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4.2.6.1 To the extent possible at the Premises, Landlord shall install, at its sole expense, and Tenant shall maintain separate meters for Tenant’s use of Tenant’s Utilities. Tenant shall contract directly with the appropriate utility companies and/or public entities for the provision of such utilities, and shall pay directly such companies’ charges and any governmental fees, taxes or other charges payable in connection with such utility service.

4.2.6.2 Tenant shall endeavor in good faith to conserve energy in the operation of its heating, ventilation and air conditioning systems, and shall cooperate with Landlord in any reasonable energy conservation programs.

4.2.6.3 Tenant shall endeavor in good faith to conserve energy in the operation of its lighting systems, and shall cooperate with Landlord in any reasonable energy conservation programs.

4.2.7 “Tenant’s Share” shall mean the percentage set forth in Section 9.2 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building and multiplying the product by 100. Landlord shall have the right from time to time, in its reasonable discretion, to equitably include or exclude existing or future buildings in the Building Complex in the calculation of the total rentable square feet of the Building Complex, for purposes of determining the Building’s Share of Direct Expenses, Electricity Costs and/or the provision of various services and amenities thereto, including reasonable and equitable allocation of Direct Expenses and/or Electricity Costs in Cost Pools (as described in Section 4.2.4 above); in such event, Tenant’s Share shall include such allocation of the Building’s Share of Direct Expenses and Electricity Costs in the calculation of Tenant’s Share. In addition, in the event either the rentable square feet of the Premises and/or the Building and other buildings in the Building Complex is changed, Tenant’s Share and/or the Building’s Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant’s Share and/or the Building’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share and/or the Building’s Share was in effect, and Direct Expenses and Electricity Costs shall be equitably allocated to such portion of such Expense Year. In the event that any of the Other Buildings in the Building Complex are expanded or constructed or any Other Buildings are added to or removed from the Building Complex, then for purposes of calculating the Building Share of Direct Expenses and Electricity Costs, the Buildings in the Building Complex shall be measured pursuant to the Standard Form For Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1, 1996).

4.3	Calculation and Payment of Additional Rent.

4.3.1 Calculation of Excess. For each Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent: (i) the amount by which Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of the Direct Expenses for the Base Year (Tenant’s Share of such excess amount is hereinafter referred to as the “Excess”); and (ii) Tenant’s Share of the Electricity Costs incurred for such Expense Year.

4.3.2 Statement of Actual Direct Expenses and Electricity Costs and Payment by Tenant. Following the end of each Expense Year, Landlord shall give to Tenant a statement (the “Statement”), which shall indicate: (i) the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess; and (ii) the amount of the Electricity Costs incurred for such preceding Expense Year. Upon receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, but in no event later than thirty (30) days after receipt of such Statement, (A) the full amount of any Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.3.3, below, plus (B) the full amount of Tenant’s Share of the Electricity Costs for such Expense Year, less the amounts, if any, paid by Tenant during the Expense Year as “Estimated Electricity Costs”, as that term is defined in Section 4.3.3 below. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from

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enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of the Direct Expenses and Electricity Costs for the Expense Year in which this Lease terminates, taking into consideration that the Lease Expiration Date may have occurred prior to the final day of the applicable Expense Year, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease as Tenant’s Share of the Excess and Electricity Costs for such final Expense Year. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Direct Expenses and Electricity Costs. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of (i) what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing Tenant’s Share of Direct Expenses for such then-current Expense Year, which shall be based upon the Estimate, to Tenant’s Share of Direct Expenses for the Base Year, and (ii) what the total amount of Tenant’s Share of the Electricity Costs for the then-current Expense Year shall be (the “Estimated Electricity Costs”). The Estimate Statement may be revised and reissued by Landlord from time to time. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess or Estimated Electricity Costs under this Article 4. Within thirty (30) days after receipt of such Estimate Statement, Tenant shall pay to Landlord an amount equal to (A) a fraction of the Estimated Excess (or the increase in the Estimated Excess if pursuant to a revised Estimate Statement) for the then-current Expense Year (reduced by any amounts paid as Estimated Excess pursuant to the last sentence of this Section 4.3.3), plus (B) a fraction of the Estimated Electricity Costs (or the increase in the Estimated Electricity Costs if pursuant to a revised Estimate Statement) for the thencurrent Expense Year (reduced by the amounts paid as Estimated Electricity Costs pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to the sum of (x) one-twelfth (1/12) of the total Estimated Excess plus (y) one-twelfth (1/12) of the total Estimated Electricity Costs set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.4 Tenant’s Audit Right. Within one hundred eighty (180) days after receipt of a Statement (“Audit Period”), Tenant shall be entitled, upon no less than twenty (20) business days written notice to Landlord and during business hours at landlord’s office or such other place as landlord shall reasonably designate, to inspect and examine those books and records of Landlord relating to the determination of Direct Expenses and/or Electricity Costs for the Expense Year for which the Statement was prepared. In no event, unless expressly agreed by Landlord, shall Tenant have the right to review Landlord’s tax returns or other books or records which would not otherwise pertain to Direct Expenses and/or Electricity Costs, as applicable. The inspection of Landlord’s records shall be performed by an independent, certified public accounting firm with real estate and leasing experience (“Qualified Firm”). Tenant agrees and acknowledges that the selected Qualified Firm shall neither (a) base its fee on a contingency arrangement, nor (b) employ directly in connection with such audit any individual previously employed in connection with the management or operation of any portion of the Project. The examination must be conducted within thirty (30) days of such books and records being made available to Tenant (“Examination Period”) and shall be the subject of a confidentiality agreement between Landlord, Tenant and such Qualified Firm. The Qualified Firm shall prepare a report indicating the results of the review (the “Report”). If the Report discloses that the amount of Direct Expenses and/or Electricity Costs, as applicable, billed to Tenant was incorrect, the appropriate party shall pay the other party the deficiency or overpayment, as applicable, unless Landlord disputes such Report within thirty (30) days after the receipt of such Report by Landlord. If Landlord disputes such Report within such thirty (30) day period, Landlord and Tenant shall agree upon another Qualified Firm to review and verify the Direct Expenses and/or Electricity Costs, as applicable, and provide the results thereof to Landlord and Tenant (the “Reconciliation Audit”) and the determination as set forth in the Reconciliation Audit shall be binding

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upon Landlord and Tenant. All costs of the audit generating the Report shall be paid by Tenant unless the audit shows that Landlord overstated the aggregate Direct Expenses or Electricity Costs in the Statement by more than five percent (5%), in which case Landlord shall pay the reasonable cost and expenses of such audit not to exceed Seven Thousand Five Hundred Dollars ($7,500). The exercise by Tenant of its audit rights hereunder shall not relieve Tenant of its obligations to pay prior to the request for and inspection and examination of Landlord’s books and records or permit Tenant the right to audit any other sums with the exception of the amounts set forth in the Statement If Tenant does not elect to exercise its rights to audit during the Audit Period, and/or does not elect to examine the books and records during the Examination Period, then Tenant shall be bound by Landlord’s determination. Additionally, Tenant agrees and acknowledges that the audit right as set forth herein and the review of books and records shall be confidential and, with the exception of Tenant’s auditors and consultants, Tenant shall not disclose or discuss the audit or the results of the audit to any other parties.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord, as Additional Rent, within ten (10) business days after demand, for any and all taxes required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord),excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 said taxes are measured by or reasonably attributable to the cost or value of Tenants equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2 said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Building Complex; or

4.4.3 said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date they are due shall thereafter bear interest until paid at a rate equal to the lesser of (i) the Interest Rate set forth in Section 4.2.4 above, or (ii) the highest rate permitted by applicable law. Notwithstanding anything to the contrary in the foregoing, if Tenant has not made a late payment of Rent during the twelve (12) months preceding a late payment, Tenant shall not be required to pay such a five percent (5%) charge with respect to such late payment.

ARTICLE 5

USE OF PREMISES

5.1 Use. Tenant shall use the Premises solely for general office purposes (including, without limitation, product development, customer support and marketing coordination) consistent with the character of the Building Complex as a first-class office building project, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the Rules and Regulations, or in violation of the laws of the

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United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building Complex (including laws pertaining to Hazardous Materials, as defined below). Subject to Section 1.1, Tenant shall comply with the Rules and Regulations. Landlord shall endeavor to enforce the Rules and Regulations in a nondiscriminatory manner against all tenants in the Building Complex, and as long as Landlord does so, Landlord shall not be responsible to Tenant for the nonperformance of any of such Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building Complex. Tenant shall comply with all recorded covenants, conditions, and restrictions now affecting the Real Property.

5.2	Hazardous Materials.

5.2.1 Prohibition on Use. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of Hazardous Materials. Landlord acknowledges, however, that Tenant will maintain products in the Premises which are incidental to the operation of its offices, such as photocopy supplies, first aid supplies, secretarial supplies and limited janitorial supplies, which products contain chemicals which are categorized as Hazardous Materials. Landlord agrees that the use of such products in the Premises in compliance with all applicable laws and in the manner in which such products are designed to be used shall not be a violation by Tenant of this Section 5.2.1.

5.2.2 Indemnity. Tenant agrees to indemnify, defend (with legal counsel reasonably acceptable to Landlord), protect and hold Landlord and the Landlord Parties (as defined in Section 10.1 below) harmless from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature, that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises or Real Property or any portion thereof, caused by Tenant, its assignees or subtenants and/or their respective agents, employees, contractors, licensees or invitees (collectively, “Tenant Affiliates”);provided that Tenant shall not indemnify Landlord or the Landlord Parties for any such claims caused by Landlord or the Landlord Parties.

5.2.3 Remedial Work. In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any applicable federal, state or local laws or by any judicial order, or by any governmental entity as the result of operations or activities upon, or any use or occupancy of any portion of the Premises by Tenant or Tenant Affiliates, Tenant shall perform or cause to be performed the Remedial Work in compliance with such laws or order, except to the extent that any such Remedial Work is required because of any acts or omission by Landlord or the Landlord Parties. All Remedial Work shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineers, and Landlord’s reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work.

5.2.4 Definition of Hazardous Materials. As used herein, the term “Hazardous Materials” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government, including, without limitation, any material or substance which is (i) defined or listed as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance” or “hazardous material” under any applicable federal, state or local law or administrative code promulgated thereunder, (ii) petroleum, or (iii) asbestos.

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ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1 Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m., and on Saturdays during the period from 8:00 a.m. to 12:00 p.m. (collectively, the “Building Hours”), except for nationally and locally recognized holidays as designated by Landlord (collectively, the “Holidays”).

6.1.2 Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as reasonably determined by Landlord (but in any event not less than six (6) watts of demand based per useable square foot of the Premises). Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes. Landlord shall use its commercially reasonable efforts to ensure that the quality of water delivered to Tenant is not materially worse than the quality of water delivered by the city to Landlord.

6.1.4 Landlord shall provide janitorial services five (5) days per week (only one of which shall be Saturday or Sunday), except the date of observation of the Holidays, in and about the Premises. Such services shall be commensurate with the janitorial services provided in other first-class buildings in the Sorrento Mesa area and shall be provided outside of Building Hours.

6.1.5 Landlord shall provide nonexclusive automatic elevator service at all times.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld or delayed), use machines primarily intended to generate heat, machines other than normal fractional horsepower office machines, or other than building standard lights in the Premises, which may materially and adversely affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If Tenant uses water or HVAC in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, or if Tenant’s consumption of electricity shall exceed an average of six (6) watts per useable square foot of the Premises, demand load, calculated on a monthly basis during the Building Hours set forth in Section 6.1.1 above, then Tenant shall pay to Landlord, within ten (10) business days after billing, the cost to Landlord of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, administrative and overhead costs incurred in connection with such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, within ten (10) business days after billing, including the cost of such additional metering devices. If Tenant desires to use HVAC during hours other than the Building Hours, (i) Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use, (ii) Landlord shall supply such after-hours HVAC to Tenant at $35.00 per zone per hour during the initial Lease Term, and such hourly costs as Landlord shall establish from time to time thereafter (which shall include, without limitation, the cost of the use of such HVAC, administrative and overhead charges, and the cost of maintenance and increased wear and tear on equipment used to provide such after-hours HVAC) to Tenant as Landlord shall from time to time establish, and (iii) Tenant shall pay such cost within ten (10) business days after billing.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including

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telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Additional Services. If Landlord shall provide any additional services which may be required by Tenant, including, without limitation, locksmithing, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord, within ten (10) business days after billing, the sum of all costs to Landlord of such additional services plus an administration fee. Charges for any utilities or service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

ARTICLE 7

REPAIRS

7.1 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage not to exceed ten percent (10%) of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same.

7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 of this Lease, Landlord shall repair and maintain the structural portions of the Building and the basic plumbing, heating, ventilating, air conditioning and electrical systems serving the Building and not located in the Premises; provided, however, and subject to Section 10.4, if such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty by Tenant, its agents, contractors, employees, licenses or invitees, Tenant shall pay to Landlord, as additional rent, the reasonable cost of such maintenance and repairs. Landlord shall not be liable to Tenant for any failure to make any such repairs, or to perform any maintenance hereunder, and there shall be no abatement of Rent by reason of any injury to or interference with Tenant’s business arising from the making of a failure to make any repairs, alterations or improvements in or to any portion of the Premises or Building Complex or in or to fixtures, appurtenances and equipment therein. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make any repairs, alterations, improvements or additions to the Premises or to the Building Complex or to any equipment located in the Building Complex as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under any law, statute, or ordinance now or hereafter in effect.

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ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which (i) may affect the structural components of the Building, or the Building’s mechanical, electrical, heating, ventilating, air-conditioning, or life safety systems, or (ii) are visible from outside the Premises. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the finish work in the Premises, not requiring any structural or other substantial modifications to the Premises, upon ten (10) business days prior written notice to Landlord. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter, attached hereto as Exhibit D, and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term (upon Tenant’s request, Landlord shall specify, at the time of its consent, which Alteration, if any, must be removed upon expiration or early termination of the Lease Term), and/or the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit (if required by law), issued by the City of San Diego in conformance with Landlord’s construction rules and regulations. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to unreasonably obstruct access to the Building or Building Complex or the common areas by any other tenant of the Building Complex, and as not to obstruct the business of Landlord or other tenants in the Building Complex, or interfere with the labor force working in the Building Complex. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) cause a timely Notice of Completion to be recorded in the office of the Recorder of San Diego County in accordance with the terms of Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the Building Complex management office a reproducible copy of the “as built” drawings of the Alterations (within thirty (30) days after completion), and (iii) deliver to Landlord full and final waivers of all liens for labor, services or materials.

8.3 Payment for Alterations. If Tenant orders any Alterations or repair work directly from Landlord, Tenant shall pay to Landlord, within ten (10) business days after demand, all charges for such work, including a percentage of the cost of such work (such percentage to be established on a uniform basis for the Building) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord, within ten (10) business days after demand, for Landlord’s out-of pocket costs and expenses incurred in connection with Landlord’s review of such work, plus a Landlord administrative fee equal to five percent (5%) of the total cost of such work. No such fee shall be due for the initial tenant improvements in the Premises provided Tenant is the contracting party for such work.

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8.4 Landlord’s Property. All Alterations, improvements and fixtures which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord upon termination of the Lease. Notwithstanding the following, Landlord may, by written notice to Tenant prior to the end of the Lease Term, require Tenant at Tenant’s expense to remove any Alterations from the Premises (except for any Alteration made to the Premises pursuant to the construction of the initial improvements on the Premises or with respect to which, Tenant requested (in accordance with Section 8.2) that Landlord specify if such Alteration would be required to be removed, and Landlord did not specify that such Alteration would be required to be removed) and repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal prior and/or to repair any damage caused by the removal of any Alterations by the end of the Lease Term, Landlord may do so and may charge the cost thereof to Tenant.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property or any portion thereof, and any and all liens and encumbrances created by Tenant shall attach to Tenants interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property or any portion thereof, with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be promptly released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed on or before the date occurring five (5) business days after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons in, on or about the Premises from any cause whatsoever, and agrees that, to the extent not prohibited by law, Landlord, its partners and subpartners, and their respective officers, directors, shareholders, agents, property managers, employees and independent contractors (collectively, the “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense, cause of action, claims and liability, including without limitation court costs and reasonable attorneys’ fees (collectively “Claims”) incurred in connection with or arising from any cause in, on or about the Premises, and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, employees, licensees or invitees of Tenant or any such person in, on or about the Real Property, provided that the terms of the foregoing indemnity shall not apply to any Claims to the extent resulting from the gross negligence or willful misconduct of Landlord or the Landlord Parties and not insured (or required to be insured) by Tenant under this Lease. Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any Claims occurring prior to such expiration or termination.

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10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all known insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for any insurance policies carried by Landlord, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts at all times following the date (the “Insurance Start Date”) which is the earlier of (i) Tenant’s entry into the Premises to perform any work therein, or (ii) the Lease Commencement Date, and continuing thereafter throughout the Lease Term, and, if extended, the Option Term:

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than: (i) Bodily Injury and Property Damage Liability – $5,000,000 each occurrence and $5,000,000 annual aggregate, and (ii) Personal Injury Liability – $5,000,000 each occurrence and $5,000,000 annual aggregate.

10.3.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) all Alterations and other improvements and additions in and to the Premises whether owned by Landlord or Tenant pursuant to this Lease. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the guaranteed replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3 Business interruption, loss-of-income and extra-expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils, and such business interruption, loss-of-income, and extra-expense insurance shall provide coverage for no less than (12) months and no greater than eighteen (18) months.

10.3.4 The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that the insurer shall endeavor to provide thirty (30) business days’ (five (5) business days’ in the case of cancellation for non-payment of premiums) prior written notice before such coverage is cancelled or changed; and (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Insurance Start Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the costs of it shall be paid to Landlord as Additional Rent within five (5) business days after delivery to Tenant of bills therefor.

10.4 Subrogation. Landlord and Tenant agrees to cause the insurance companies issuing their respective property damage insurance to waive any subrogation rights that those companies may

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have against Landlord or Tenant, respectively. Landlord and Tenant waive any right that either may have against the other on account of any loss or damage to the Premises to the extent that the loss or damage is insured under their respective insurance policies. If Landlord or Tenant fails to carry the amounts and types of insurance required to be carried by it pursuant to this Article 10, in addition to any remedies that Landlord or Tenant may have against the other under this Lease, such failure shall be deemed to be a covenant and agreement by the party failing to carry such insurance required to self-insure with respect to the type and amount of insurance which such party failed to carry, with full waiver of subrogation with respect thereto.

10.5 Landlord’s Insurance. During the Lease Term, Landlord shall maintain property insurance covering the Premises (excluding the property which Tenant is obligated to insure pursuant to the terms hereof). Such policy shall provide protection against “all risk of physical loss”. Landlord shall also maintain commercial general liability and property damage insurance with respect to the operation of the Premises. Such insurance shall be in such amounts and with such deductibles as Landlord reasonably deems appropriate. Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as Landlord or Landlord’s mortgagees or deed of trust beneficiaries may determine prudent. Notwithstanding any contribution by Tenant to the cost of insurance as provided in this Lease, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies maintained by Landlord and will not be named as an additional insured thereunder.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance or such other reasonable types of insurance be in excess of that required by landlords of comparable Class “A” buildings located in the Sorrento Mesa area.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord if it learns of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building Complex serving or providing access to the Premises shall be damaged by fire or other casualty or be subject to a condition existing as a result of a fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such common areas to substantially the same condition as existed prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building Complex (or any portion thereof) or any other modifications to the common areas deemed desirable by Landlord, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 10.3.2(ii) and 10.3.2(iii) of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and Alterations installed in the Premises and shall return such Tenant Improvements and Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, and if such damage is not the result of the

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negligence or willful misconduct of Tenant or Tenant’s agents, employees, contractors, licensees or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and/or any other portion of the Building Complex and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause or be subject to a condition existing as a result of such a fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground lessor with respect to the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; or (iii) the damage or condition arising as a result of such damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last eighteen (18) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of damage (subject to any abatement as provided in Section 11.1 above), and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of this Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Real Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Real Property.

ARTICLE 12

CONDEMNATION

If ten percent (10%) or more of the Premises or Building Complex shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice to Tenant, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired as a result of any taking of all or any portion of the Building Complex, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice to Landlord, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such

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taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 14.3, below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under Section 19.1.2 of this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees up to $1,000 per request, as well as any reasonable legal fees up to $2,500 per request incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Subject to Landlord’s rights in Section 14.4 below, Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be deemed to be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building Complex;

14.2.2 The Transferee’s intended use of the Subject Space is not permitted under this Lease;

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14.2.3 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.4 The Transferee is a governmental entity or agency;

14.2.5 In the case of an assignment only, the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building Complex a right to cancel its lease;

14.2.7 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.8 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee,(i) occupies space in the Building Complex at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building Complex at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice and Landlord has adequate space available to satisfy such proposed Transferee’s request.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding any contrary provisions of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Article, Tenant’s and such Transferee’s only remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by law, such proposed Transferee, waives all other remedies against Landlord, including without limitation, the right to seek monetary damages or terminate this Lease.

14.3	Transfer Premium.

14.3.1 Definition of Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of the “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration paid by such Transferee in connection with the Transfer which is in excess of the Rent payable by Tenant under this Lease during the term of the Transfer, on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, and (ii) any brokerage commissions in connection with the Transfer (collectively, the “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

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14.3.2 Payment of Transfer Premiums. The determination of the amount of the Transfer Premium shall be made on an annual basis in accordance with the terms of this Section 14.3.2, but an estimate of the amount of the Transfer Premium shall be made each month and one-twelfth of such estimated amount shall be paid to Landlord promptly, but in no event later than the next date for payment of Base Rent hereunder, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this Section 14.3.2 during the twelve (12) months preceding each annual reconciliation exceed the amount of Transfer Premium determined on an annual basis, then Landlord shall credit the overpayment against Tenant’s future obligations under this Section 14.3.2 or if the overpayment occurs during the last year of the Transfer in question, refund the excess to Tenant. If Tenant has underpaid the Transfer Premium, as determined by such annual reconciliation, Tenant shall pay the amount of such deficiency to Landlord promptly, but in no event later than the next date for payment of Basic Rent hereunder that occurred more than ten (10) business days after such reconciliation. For purposes of calculating the Transfer Premium on an annual basis, Tenant’s Subleasing Costs shall be deemed to be offset against the first rent, additional rent or other consideration payable by the Transferee, until such Subleasing Costs are exhausted.

14.3.3	Intentionally Omitted.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space, which shall only apply if Tenant seeks to Transfer a portion of the Premises comprising an entire floor or more, and shall not apply to any proposed Transfer to a Tenant Affiliate. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises. Landlord shall separately demise the remaining space at Landlord’s sole cost and expense, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium with respect to any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit and if understated by more than ten percent (10%).

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of twenty-five percent or more of partnership

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interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant in which Tenant is not a surviving entity, or (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period unless Tenant ceases to be a closely held corporation as a result of such transaction. In no event shall the raising of additional capital, or an IPO event by Tenant, be deemed a Transfer under this Lease so long as Tenant is substantially the same legal entity. Notwithstanding any other provision of this Lease, Landlord’s consent is not required for, and neither Section 14.3 nor Section 14.4 shall be applicable to, any Transfer to any Tenant Affiliate, as long as the following conditions are met: (1) Landlord receives written notice of the Transfer (as well as any documents or information reasonably requested by Landlord regarding the Transfer or the Transferee; and (2) if the Transfer is an assignment, Transferee assumes in writing all of Tenant’s obligations under this Lease.

ARTICLE 15

SURRENDER OF PREMISES; REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises, which items are not a part of the tenant improvements installed in the Premises, shall remain the property of Tenant, and may be removed by Tenant at any time during the Lease Term as long as Tenant is not in default under this Lease with any applicable cure period having expired. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. In addition to the foregoing, Tenant acknowledges its responsibility to remove from the parking structure certain bicycle lockers which had been installed by Tenant’s predecessor and which fit in three (3) of the reserved parking spaces allocated to its predecessor. Upon the expiration or early termination of this Lease, Tenant shall remove such bicycle lockers (which shall remain the exclusive property of Tenant, subject to the other provisions of this Lease) and shall return the parking spaces and restore the concrete slab associated with each of the parking spaces to their original condition, ordinary wear and tear excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Upon such expiration or termination Tenant shall, without expense to Landlord remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, any telecommunications lines and cabling installed by or at the request of Tenant, free standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises and such similar articles of any other persons claiming under Tenant, as Landlord may in its sole discretion require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

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15.3 Removal of Tenant’s Property by Landlord. Whenever Landlord shall re-enter the Premises as provided in this Lease, any personal property of Tenant not removed by Tenant upon the expiration of the Lease Term, or within forty-eight (48) hours after a termination by reason of Tenant’s default as provided in this Lease, shall be deemed abandoned by Tenant and may be disposed of by Landlord in accordance with Sections 1980 through 1991 of the California Civil Code and Section 1174 of the California Code of Civil Procedure, or in accordance with any laws or judicial decisions which may supplement or supplant those provisions from time to time.

15.4 Landlord’s Actions on Premises. Tenant hereby waives, and releases Landlord from, all claims for damages or other liability in connection with Landlord’s or its agents’ or representatives’ reentering and taking possession of the Premises or removing, retaining, storing or selling the property of Tenant as herein provided, and Tenant hereby indemnifies and holds Landlord harmless from any such damages or other liability, and no such re-entry shall be considered or construed to be a forcible entry.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate (a) equal to one hundred twenty-five percent (125%) for the first thirty (30) days that Tenant holds over after the expiration of the Lease Term, and (b) thereafter, equal to one hundred fifty percent (150%) of the greater of (i) the Base Rent applicable during the last rental period of the Lease Term under this Lease or (ii) the fair market rental rate for the Premises as of the commencement of such holdover period. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all Claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any losses suffered by Landlord, including lost profits, resulting from such failure to surrender.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee or purchasers. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

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ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all easement agreements and covenants, conditions and restrictions presently recorded against the land underlying the Building Complex, and to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof, to attorn, without any deductions or set-offs whatsoever, to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof if so requested to do so by such purchaser, and to recognize such purchaser as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Defaults. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a “Default” of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for twenty (20) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a twenty (20) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default, as soon as possible; or

19.1.3 Intentionally Omitted;

19.1.4 To the extent permitted by law, a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.5 The hypothecation or assignment of this Lease or subletting of the Premises, or attempts at such actions, in violation of Article 14 hereof.

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19.2 Remedies Upon Default. Upon the occurrence of such Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenants failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.2.4 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes), all at Tenant’s expense, without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after

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such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3 Payment by Tenant. Tenant shall pay to Landlord, within fifteen (15) business days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 19, following any such Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5	Intentionally Omitted.

19.6 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a Default by Tenant shall not be deemed or construed to constitute a waiver of such Default. The acceptance of any Rent hereunder by Landlord following the occurrence of any Default, whether or not known to Landlord, shall not be deemed a waiver of any such Default, except only a Default in the payment of the Rent so accepted.

19.7 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

ARTICLE 20

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. The Security Deposit, or any balance thereof, shall be returned to Tenant, or, at

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Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) business days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

ARTICLE 21

SIGNS

21.1 Full Floor Tenants. Subject to Landlord’s prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building Complex, if the Premises or any portion thereof comprise an entire floor of the Building, Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

21.2 Multi-Tenant Floor Tenants. If Tenant occupies less than the entire floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Tenant’s sole cost and expense, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program. Any additions, deletions or modifications to such Building standard signage shall be at Tenant’s sole expense and subject to the prior written approval of landlord, in Landlord’s sole discretion.

21.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Real Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior written approval of Landlord, in its sole discretion.

21.4 Building Directory. Tenant shall, at Tenant’s expense, be entitled to three (3) lines on the Building directory to display Tenant’s name and suite number.

21.5 Monument Signage. Tenant shall have the non-exclusive right to install a panel (“Tenant’s Panel”) on the monument sign (“Monument Sign”) located at the entrance to the Project as depicted on the Site Plan attached hereto as Exhibit A-1; provided that (i) the size, location, materials, design, colors and graphics used on Tenant’s Panel shall be subject to Landlord’s prior written consent, which consent may be withheld in Landlord’s reasonable discretion; (ii) Tenant’s Panel shall comply with all applicable governmental laws, ordinances, rules and regulations; (iii) Tenant’s Panel shall be personal to the Tenant named herein and shall not be shared by or assigned to any other party without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion, except that Tenant may share such Tenant Panel with a Tenant Affiliate or assign the right to use such Tenant Panel to a Tenant Affiliate assignee of this Lease; (iv) Tenant’s continuing right to have Tenant’s Panel on such Monument Sign shall be contingent upon Tenant or Tenant Affiliate(s) actually occupying at least sixty-five percent (65%) of the Premises; (v) Tenant shall be responsible for all costs incurred by Tenant in connection with the design, approval, construction and installation of Tenant’s Panel on the Monument Sign; (vi) Tenant shall be responsible for its pro rata share of all costs and expenses incurred in connection with the maintenance, repair, operation, use and illumination (if any) of Tenant’s Panel and the Monument Sign, pursuant to a maintenance and operation program managed by Landlord, and such amounts shall be paid by Tenant as Additional Rent; and (vii) Tenant’s Panel shall be comparable to any panels installed on the Monument Sign by any other tenants at the Project on or prior to the Lease Commencement Date. At the expiration or sooner termination of

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this Lease, Landlord shall, at Tenant’s sole cost and expense, cause Tenant’s Panel on the Monument Sign to be removed and the Monument Sign to be restored to the condition existing prior to the installation of Tenant’s Panel, reasonable wear and tear excepted.

21.6 Building Top/Eyebrow Signage. Tenant shall have the right to place (a) a building top sign (“Building Top Sign”) on the northwest I-805 freeway facing side of the Building and (b) an appropriate corporate identification sign on the eyebrow of the Building (“Eyebrow Sign”) on either the Southeast face of the Building in the location currently occupied by Parexel International Corporation, a Massachusetts corporation (“Parexel”), after Parexel’s rights to such eyebrow signage have terminated, or the Northwest face of the Building; provided that (i) the location, materials, design, colors, graphics and the type and intensity of illumination of such Eyebrow Sign and the Building Top Sign shall be subject to Landlord’s prior written consent, which consent may be withheld in Landlord’s reasonable discretion; (ii) the Eyebrow Sign and the Building Top Sign shall be subject to the approval thereof by the City of San Diego; (iii) the Eyebrow Sign and the Building Top Sign shall comply with all applicable governmental laws, ordinances, rules and regulations; (iv) the Eyebrow Sign and the Building Top Sign shall be personal to the Tenant named herein and shall not be shared by or assigned to any other parties without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion; (v) the design, approval, construction and acquisition of the Eyebrow Sign and the Building Top Sign shall be provided by Tenant at Tenant’s sole cost and expense; and (vi) the installation, operation, illumination, repair and maintenance of the Eyebrow Sign and the Building Top Sign shall be provided by Landlord, at Tenant’s sole cost and expense, and such amounts shall be paid by Tenant as Additional Rent. Notwithstanding anything herein to the contrary, Tenant’s continuing right to have its identification on such Eyebrow Sign and the Building Top Sign shall be contingent upon Tenant or Tenant Affiliate(s) actually occupying all of the 1st Floor Space, all of the 2nd Floor Space and all of the 3rd Floor Space. In the event Tenant or Tenant Affiliate(s) cease to occupy all of any one of the 1st Floor Space, the 2nd Floor Space or the 3rd Floor Space, then and in such event, Tenant shall be deemed to have relinquished its rights to either the Eyebrow Sign or the Building Top Sign, at Tenant’s election, which election shall be made within ten (10) business days of the abandonment of the above-described space. If Tenant does not provide such election in writing to Landlord as provided above, Landlord shall select the signage to be relinquished. In the event Tenant or Tenant Affiliate(s) cease to occupy all of any two of the 1st Floor Space, the 2nd Floor Space and the 3rd Floor Space, then and in such event, Tenant shall be deemed to have automatically relinquished its rights to either the Eyebrow Sign or the Building Top Sign, at Landlord’s election, and shall be deemed to have relinquished such rights upon ten (10) business days of receiving Landlord’s notice thereof. Upon Tenant’s relinquishment of its rights to either the Eyebrow Sign or the Building Top Sign, Tenant shall cease to have any further rights to such signage. At the expiration or sooner termination of this Lease, Landlord shall, at Tenant’s sole cost and expense, cause the Eyebrow Sign to be removed and the Building to be restored to the condition existing prior to the installation of the Eyebrow Sign, reasonable wear and tear excepted.

ARTICLE 22

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures (including those pertaining to Hazardous Materials), other than the making of changes to any portion of the Project outside the Premises and structural changes to the Building (collectively, the “Excluded Changes”), except to the extent such Excluded Changes are required due to Tenant’s alterations to or manner of use of the Premises. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. In addition, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take

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responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 23

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon prior reasonable notice to Tenant (except no such prior notice shall be required in emergencies) to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or ground or underlying lessors, or, during the last twelve (12) months of the Lease Term, prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or deem necessary. Notwithstanding anything to the contrary contained in this Article 23, Landlord may enter the Premises at any time, without notice to Tenant, to (A) perform janitorial and other services required of Landlord, (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Any such entries, and all other entries by Landlord onto the Premises pursuant to this Lease, shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, that any such entry, and all other entries by Landlord onto the Premises pursuant to this Lease, shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant as reasonably possible and, to the extent practicable, shall comply with any and all reasonable security and safety requirements of Tenant. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by Landlord’s entry into the Premises. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 24

TENANT PARKING

Tenant shall be entitled to use throughout the Lease Term the number of unreserved parking passes set forth in Section 12 of the Summary, in a location in the Building Complex Parking Area as designated by Landlord from time to time. Tenant shall not be required to pay to Landlord any parking fees for the use of such parking passes during the initial term, other than any parking taxes which may be imposed by governmental authorities in connection with the use of such parking. Thereafter, Tenant shall pay to Landlord for the use of such parking passes, on a monthly basis, the prevailing rate charged from time to time by Landlord or Landlord’s parking operator for parking passes in the Building Complex Parking Area where such parking passes are located. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Building Complex Parking Area and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. In addition, Landlord may assign any parking spaces and/or make all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program and/or valet parking program if Landlord determines in its sole discretion that such is necessary or desirable for orderly and efficient parking. Landlord specifically reserves the right, from time to time, to change the size, configuration, design, layout, location and all other aspects of the Building Complex Parking Area, and Tenant acknowledges and agrees that Landlord, from time to time, may, without incurring any liability to Tenant and without any abatement of

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Rent under this Lease temporarily close-off or restrict access to the Building Complex Parking Area, or temporarily relocate Tenant’s parking spaces to other parking structures and/or surface parking areas within a reasonable distance from the Building Complex Parking Area, for purposes of permitting or facilitating any such construction, alteration or improvements or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord. Tenant shall also be allowed to continue to use the bike racks that are installed in the covered parking garage at no cost to Tenant, other than Tenant’s obligation to maintain such bike racks.

ARTICLE 25

MISCELLANEOUS PROVISIONS

25.1 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

25.2 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

25.3 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building Complex require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) business days following the request therefor. Should Landlord or any such prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) business days following the request therefor.

25.4 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property and in this Lease, and Tenant agrees that in the event of any such transfer and a transfer of the Security Deposit, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. Tenant further acknowledges that Landlord may assign its interest in this Lease to the holder of any mortgage or deed of trust as additional security, but agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

25.5 Prohibition Against Recording. Except as provided in Section 25.3 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

25.6 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

25.7 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

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25.8 Time of Essence. Time is of the essence of this Lease and each of its provisions.

25.9 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

25.10 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties (including any successor landlord) shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building Complex (and any insurance, condemnation, loan or sale proceeds with respect thereto), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

25.11 Intentionally Omitted.

25.12 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease, the exhibits and schedules attached hereto, and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

25.13 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building Complex as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building Complex. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building Complex.

25.14 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, the “Force Majeure”), except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease, and except as to Tenant’s obligations under Exhibit D, notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

25.15 Notices. All notices, demands, statements, approvals or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii)

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to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date which is two (2) business days after it is mailed as provided in this Section 25.15 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

25.16 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

25.17 Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

25.18 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

25.19 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

25.20 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary and Landlord’s designated representative (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the brokerage commissions owing to the Brokers in connection with the transaction contemplated by this Lease pursuant to the terms of a separate written agreement between Landlord and the Brokers. Each party agrees to indemnify, defend, protect and hold the other party harmless from and against any and all Claims with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section 25.20 shall survive the expiration or earlier termination of the Lease Term.

25.21 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

25.22 Building Name and Signage. Landlord shall have the right at any time to designate and/or change the name of the Building Complex, the Building and/or any other building in the Building Complex, and to install, affix and maintain any and all signs on the exterior and on the interior of the Building Complex, the Building and/or any other building in the Building Complex, as Landlord may, in Landlord’s sole discretion, desire. Notwithstanding the foregoing, Landlord hereby agrees not to change the name of the Building in which the Premises are located to that of any of Tenant’s competitors listed on Exhibit F attached hereto and incorporated herein by this reference. Tenant shall not use the name of the Building Complex, the Building or any other building in the Building Complex, or use pictures or illustrations of the Building Complex, the Building or any other building in the Building Complex, in advertising or other publicity, without the prior written consent of Landlord.

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25.23 Hazardous Materials. Tenant acknowledges that Landlord has agreed to make the existing Phase I Environmental Assessment Report, if any, available to Tenant upon Tenant’s prior written request. Tenant acknowledges that Landlord may incur costs (a) for complying with laws, codes, regulations or ordinances relating to Hazardous Materials, or (b) otherwise in connection with Hazardous Materials including, without limitation, the following: (i) Hazardous Materials present in soil or ground water, (ii) Hazardous Materials that migrate, flow, percolate, diffuse or in any way move onto or under the Building Complex, (iii) Hazardous Materials present on or under the Building Complex as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Building Complex by other tenants of the Building Complex or their agents, employees, contractors or invitees, or by others, and (iv) material which becomes Hazardous Materials due to a change in laws, codes, regulations or ordinances which relate to hazardous or toxic material, substances or waste. Tenant agrees that the costs incurred by Landlord with respect to, or in connection with, the Building Complex for complying with laws, codes, regulations or ordinances relating to Hazardous Materials shall be an Operating Expense, unless the cost of such compliance, as between Landlord and Tenant, is made the responsibility of Tenant under this Lease. Notwithstanding the foregoing, Tenant shall not be responsible for any costs or expenses incurred in connection with any loss or injury caused by (A) the presence of any Hazardous Materials existing on the Building Complex prior to the Effective Date of this Lease, or (B) the release of any Hazardous Materials on the Building Complex by Landlord. To the extent any such Operating Expense relating to Hazardous Materials is subsequently recovered or reimbursed through insurance, or recovery from responsible third parties, or other action, Tenant shall be entitled to a proportionate share of such Operating Expense to which such recovery or reimbursement relates.

25.24 Transportation Management. Tenant shall fully comply with all present or future government mandated programs intended to manage parking, transportation or traffic in and around the Building Complex, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Building Complex or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

25.25 No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

25.26 Successors. Except as otherwise expressly provided herein, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto; provided, however, that no assignment, sublease or other transfer in violation of the provisions of Article 14 shall operate to vest any rights in any putative assignee, subtenant or transferee of Tenant.

25.27	Development of the Building Complex.

25.27.1 Subdivision. Tenant acknowledges that the Building Complex is comprised of separate legal lots. Landlord reserves the right to further subdivide or sell all or a portion of the buildings and common areas in the Building Complex; provided that doing so does not have the effect of materially

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limiting Tenant’s access to or use of the common areas (including the Parking Areas). Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such a subdivision or sale and any all ancillary transactions in connection therewith.

25.27.2 Other Improvements. If portions of the Building Complex or property adjacent to the Building Complex (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any of the Other Improvements to provide (i) for reciprocal rights of access, use and/or enjoyment of the Building Complex and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Building Complex and all or any portion of the Other Improvements, (iii) for the allocation of a portion of the Project Expenses to the Other Improvements and the allocation of a portion of the operating expenses and taxes for the Other Improvements to the Building Complex, (iv) for the use or improvement of the Other Improvements and/or the Building Complex in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Building Complex, and (v) for any other matter which Landlord reasonably deems necessary. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to sell all or any portion of the Building Complex or any other of Landlord’s rights described in this Lease; provided that doing so does not have the effect of materially limiting Tenant’s access to or use of the common areas (including the Parking Areas).

25.27.3 Landlord Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation to alter, remodel, improve, renovate, repair or decorate the Premises, Building, Building Complex or any part thereof, or to add any additional phases or office buildings to the Building Complex, and that no representations respecting the condition of the Premises or the Building Complex have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Real Property, including without limitation the Building Complex Parking Area, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) modifying the driveways and other common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, (ii) installing new floor covering, lighting, and wall coverings in the common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building or Building Complex, limit or eliminate access to portions of the Real Property, including portions of the common areas, or perform work in the Building or Building Complex, which work may create noise, dust or leave debris in the Building Complex, (iii) renovation and/or expansion of the main entry to the Building Complex and the main Building lobby area, (iv) renovation of the elevator, lobbies, elevator doors and frames and restrooms, and (v) installations, repairs or maintenance of telephone risers. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations. Landlord shall use its commercially reasonable effort to minimize any disruption to Tenant’s business arising from such Renovations.

25.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, accounting, real estate and space planning consultants, respectively, or as otherwise required by law. Landlord shall keep confidential and shall not disclose to any person or entity other than its agents and employees, and shall ensure that its agents and employees do not disclose to

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any other person or entity, any designated confidential financial information provided by Tenant or any proposed Transferee with respect to such proposed Transferee without the prior written consent of such proposed Transferee. Notwithstanding the foregoing, however, Landlord may provide information provided by Tenant or any Proposed Transferee to Landlord’s mortgagee, prospective mortgagee or purchaser of the Building Complex or any portion thereof; provided that the recipient executes a confidentiality agreement between Landlord and such party receiving such information.

25.29 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

25.30 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

25.31 Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

25.32	Intentionally Omitted.

25.33	OFAC Compliance.

25.33.1 Tenant represents and warrants that (a) Tenant and, to Tenant’s knowledge, each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) nota person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) to Tenant’s knowledge, none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) to Tenant’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

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25.33.2 Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

25.33.3 Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Lease as of the day and date first above written.

“Landlord”	SEAVIEW PFG, LLC, a Delaware limited liability company

	By:	Principal Real Estate Investors, LLC, a Delaware limited liability company, its authorized signatory

		By:	/s/ Troy A. Koerselman
Investment Director Asset Management

		By:	/s/ Douglas A. Kintzle
Regional Director-Asset Management

“Tenant”	THE ACTIVE NETWORK, INC., a Delaware corporation

	By:	/s/ Norman Dowling
Name: Norman Dowling
Its: EVP/CFO

By:
Name:
Its:

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EXHIBIT A

SEAVIEW CORPORATE CENTER

FLOOR PLAN OF PREMISES

[FLOOR PLAN]

EXHIBIT A – Page 1	Seaview Corporate Center [The Active Network, Inc.]

EXHIBIT A-1

SEAVIEW CORPORATE CENTER

SITE PLAN FOR MONUMENT SIGNAGE

[SITE PLAN]

EXHIBIT A-1 – Page 1	Seaview Corporate Center [The Active Network, Inc.]

EXHIBIT B

SEAVIEW CORPORATE CENTER

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building Complex.

1. Tenant may alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent not unreasonably withheld, only as such alterations or such installations meet the specifications for locks and/or bolts reasonably determined by Landlord. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building and to exclude from the Building between the hours of 6:00 p.m. and 7:00 a.m. and at all hours on Saturday, Sunday and Holidays (as defined in the Lease) all persons who do not present a pass or card key to the Building approved by Landlord. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building or Building Complex may be required to sign the Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access. Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building or Building Complex of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or Building Complex during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right reasonably to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if reasonably considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building and/or Building Complex, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5. No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building.

6. Landlord shall have the right to control and operate the public portions of the Building and Building Complex, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable building projects in the vicinity of the Building Complex.

EXHIBIT B – Page 1	Seaview Corporate Center [The Active Network, Inc.]

7. The requirements of Tenant will be attended to only upon application at the management office of the Building Complex or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

8. Tenant shall not disturb, solicit, or canvass any occupant of the Building Complex and shall cooperate with Landlord or Landlord’s agents to prevent same.

9. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

10. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof (except that Tenant may hang pictures, posters and the like on the Premises) without Landlord’s reasonable consent first had and obtained. Tenant shall leave the walls of the Premises in as good order and condition as when Tenant took possession, subject to reasonable wear and tear.

11. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

12. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord and as provided for in Article 6 of the Lease, without the prior written consent of Landlord.

13. Tenant shall not use or keep in or on the Premises or the Building Complex any kerosene, gasoline or other inflammable or combustible fluid or material. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner reasonably offensive or reasonably objectionable to Landlord or other occupants of the Building Complex by reason of noise, odors, or vibrations, or materially interfere in any way with other Tenants or those having business therein.

14. Tenant shall not bring into or keep within the Building Complex or the Premises any animals, birds, bicycles or other vehicles.

15. No cooking shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.

16. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld.

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17. Landlord reserves the right to exclude or expel from the Building and/or Building Complex any person who, in the reasonable judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor unreasonably obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

24. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.

25. The term “personal goods or services vendors” as used herein means persons who periodically enter the Building of which the Premises are a part for the purpose of selling goods or services to a tenant, other than goods or services which are used by the Tenant only for the purpose of conducting its business in the Premises. “Personal goods or services” include, but are not limited to, drinking water and other beverages, food, barbering services and shoe shining services. Landlord reserves the right to prohibit personal goods and services vendors from access to the Building except upon Landlord’s prior written consent and upon such reasonable terms and conditions, including, but not limited to, the payment of a reasonable fee and provision for insurance coverage, as are related to the safety, care and cleanliness of the Building, the preservation of good order thereon, and the relief of any financial or other burden on Landlord or other tenants occasioned by the presence of such vendors or the sale by them of personal goods or services to Tenant or its employees. Under no circumstance shall the personal goods or services vendors display their products in a public or common area, including corridors and elevator lobbies. If necessary for the accomplishment of these purposes, Landlord may exclude a particular vendor entirely or limit the number of vendors who may be present at any one time in the Building.

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26. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

27. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

28. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building Complex. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building Complex, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

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EXHIBIT C

SEAVIEW CORPORATE CENTER

AMENDMENT TO LEASE

This AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of              200    , by and between SEAVIEW PFG, LLC, a Delaware limited liability company (“Landlord”), and THE ACTIVE NETWORK, INC., a Delaware corporation (“Tenant”)

R E C I T A L S:

A. Landlord and Tenant entered into that certain Office Lease dated as of                     , (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, known as Suite          of the Building located at 10182 Telesis Court, San Diego, California 92121.

B. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning gives such terms in the Lease.

C. Landlord and Tenant desire to amend the Lease to confirm the commencement and expiration dates of the Lease Term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that (a) the Premises are Ready for Occupancy and Landlord has performed all work required to be performed by Landlord pursuant to the Tenant Work Letter attached to the Lease, (b) the Lease Term for the Lease commenced as of                      (the “Lease Commencement Date”) for a term of              (    ) years ending on                      (the “Lease Expiration Date”) (unless sooner terminated or extended as provided in the Lease) and (c) in accordance with the Lease, Rent commenced to accrue on                     .

2. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

EXHIBIT C – Page 1	Seaview Corporate Center [The Active Network, Inc.]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“Landlord”	SEAVIEW PFG, LLC, a Delaware limited liability company

	By:	Principal Real Estate Investors, LLC, a Delaware limited liability company, its authorized signatory

By:

By:

“Tenant”	THE ACTIVE NETWORK, INC., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT C – Page 2	Seaview Corporate Center [The Active Network, Inc.]

EXHIBIT D

SEAVIEW CORPORATE CENTER

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) shall set forth the terms and conditions relating to the construction of the Premises. All references in this Tenant Work Letter to “the Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit D.

SECTION 1

GENERAL CONSTRUCTION OF THE PREMISES

Landlord shall deliver the base, shell, and core (i) of the Premises and (ii) of the floor of the Building on which the Premises is located (collectively, the “Base, Shell, and Core”) in its current as-is condition existing as of the date of the Lease. Landlord shall not be obligated to make any alterations or improvements to the Premises or Building.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding $5.00 per useable square foot of the 2nd and 3rd Floor Space and $10.00 per useable square foot for the 1st Floor Space ($386,220 in the aggregate for the Premises), for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). The Tenant Improvement Allowance may only be utilized by Tenant pursuant to the terms of this Tenant Work Letter for permissible expenditures or rent abatement, if applicable, occurring prior to April 30, 2008. At Tenant’s election, up to fifty percent (50%) of the Tenant Improvement Allowance may be used for Tenant’s costs relating to IT, furniture, telecommunications, and moving costs, and up to fifty percent (50%) may be used as a credit against Tenants obligation to pay Base Rent. Irrespective of Tenant’s use of the Tenant Improvement Allowance, whether used (i) for Tenant Improvements, (ii) up to fifty percent (50%) used for IT, furniture, telecommunications, moving costs, and/or (iii) up to fifty percent (50%) used as a credit against Base Rent, the utilization or application of the Tenant Improvement Allowance must have occurred no later than April 30, 2008. After April 30, 2008, Tenant shall have-no-right in or to the unused portion of the Tenant improvement Allowance. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance or obligated to make disbursements for expenditures which occur after April 30, 2008. Tenant shall be entitled to a maximum amount of $193,110 credit against its obligation to pay Base Rent or may use up to $193,110 for costs incurred by Tenant in conjunction with the Premises and related to IT, furniture, telecommunications and/or moving costs(“Alternate TI Use Error! Bookmark not defined.”). If Tenant desires to utilize the Alternate TI Use, Tenant shall notify Landlord of Tenant’s election in writing, together with all backup documentation sufficient in Landlord’s reasonable determination, evidencing such expenditures, no later than March 1, 2008. For purposes of this Section 2.1, “IT” shall include the hardware, software and infrastructure of the Tenant.

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2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage.

2.2.1.4 The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by applicable laws and building codes (collectively, “Code”);

2.2.1.6 Sales and use taxes and Title 24 fees;

2.2.1.7 Intentionally Omitted; and

2.2.1.8 All other costs to be expended by Tenant in connection with the construction of the Tenant Improvements.

2.2.2 Disbursement of Tenant Improvement Allowance. Subject to the provisions of this Tenant Work Letter, Landlord shall make a one-time disbursement of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(D)(4), (ii) Landlord has received written notice from the Landlord’s Architect that the improvements have been completed in compliance with the Final Space Plan, and (iii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building.

2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner (the “Architect”) approved by Landlord, which approval shall not

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be unreasonably withheld, to prepare the Construction Drawings. Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

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SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractor and Tenant’s Agents.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant from a list of general contractors supplied by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection.

4.1.2 Tenant’s Agents. Tenant must contract with Landlord’s base building subcontractors for any mechanical, electrical, plumbing, life safety, structural, heating, ventilation, and air conditioning work in the Premises.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8 above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract, if any (the “Final Costs”). Prior to the commencement of construction of the Tenant Improvements, Tenant shall supply Landlord with cash in an amount (the “Over-Allowance Amount”) by which the Final Costs exceed the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any of the then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Landlord to Tenant, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs shall, to the extent they exceed the remaining balance of the Tenant Improvement Allowance, be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount or at Landlord’s option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) above, for Landlord’s approval, prior to Tenant paying such costs.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenants Agents’ construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord’s base building contractor and subcontractors with respect to the Base, Shell and Core or any other work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all rules made by Landlord’s Building contractor or Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.

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4.2.2.2 Intentionally Omitted.

4.2.2.3 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements

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shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5 Intentionally Omitted.

4.3 Notice of Completion; Copy of “As Built” Plans. Within ten (10) business days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4 Coordination by Tenant’s Agents with Landlord. Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 5

INTENTIONALLY OMITTED

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Representative. Tenant has designated                      as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2 Landlord’s Representative. Landlord has designated                      as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

EXHIBIT D – Page 6	Seaview Corporate Center [The Active Network, Inc.]

6.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Tenant Work Letter or the Lease has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such inaction by Landlord).

EXHIBIT D – Page 7	Seaview Corporate Center [The Active Network, Inc.]

EXHIBIT E

SEAVIEW CORPORATE CENTER

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned, as Tenant under that certain Office Lease (the “Lease”) made and entered into as of                     , 200     and between SEAVIEW PFG, LLC, a Delaware limited liability company, as Landlord, and the undersigned as Tenant, for Premises on the first (1st) , second (2nd) and third (3rd) floors of the Building located at 10182 Telesis Court, San Diego, California 92121 hereby certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and he Lease Term commenced on                     .

3. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

4. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

5. Tenant shall not modify the documents contained in Exhibit A or prepay any amounts owing under the Lease to Landlord in excess of thirty (30) days without the prior written consent of Landlord’s mortgagee.

6. Base Rent became payable on                     .

7. The Lease Term expires on                      .

8. To Tenant’s actual knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.

9. No rental has been paid in advance and no security has been deposited with Landlord except as provided in the Lease, except for such offsets as follow:                                                                                                                                                                             .

10. As of the date hereof, there are no existing defenses or offsets that the undersigned has, which preclude enforcement of the Lease by Landlord.

11. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                     . The current monthly installment of Base Rent is $            .

12. The undersigned acknowledges that this Estoppel certificate may be delivered to Landlord’s prospective mortgagee. or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, prospective mortgagee, or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this certificate is a condition of making of the loan or acquisition of such property.

EXHIBIT E – Page 1	Seaview Corporate Center [The Active Network, Inc.]

13. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

Executed at                      on the          day of             , 200    .

“Tenant”	THE ACTIVE NETWORK, INC., A Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT E – Page 2	Seaview Corporate Center [The Active Network, Inc.]

EXHIBIT F

SEAVIEW CORPORATE CENTER

LIST OF TENANT’S COMPETITORS

1.	Kintera, Inc

2.	Digital River, Inc

3.	C.S.I, Inc

4.	Tyler Technology, Inc.

5.	NIC, Inc.

EXHIBIT F – Page 1	Seaview Corporate Center [The Active Network, Inc.]